NICOR Inc.
                                                         Form 10-K/A
                                                         Exhibit 99.01






                REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the NI-Gas Savings Investment
  Plan Committee:


We have audited the accompanying statement of net assets available for benefits of the NI-Gas Savings Investment Plan as of December 31, 1994, and the related statement of changes in net assets available for benefits for the year then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of the NI-Gas Savings Investment Plan as of December 31, 1993, were audited by other auditors whose report dated June 28, 1994, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 1994, and the changes in net assets available for benefits for the year then ended in conformity with generally accepted accounting principles.





                                       ARTHUR ANDERSEN LLP
                                       ARTHUR ANDERSEN LLP

Chicago, Illinois
June 27, 1995


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                    NI-GAS SAVINGS INVESTMENT PLAN
           STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS



                                                        December 31
                                                    1994           1993

Assets:

Investment in NI-Gas Savings Investment
  and Thrift Trust                              $98,429,199     $94,265,218

Miscellaneous receivable                            179,230         206,777

                                                 98,608,429      94,471,995

Liabilities:

Distributions payable                             1,203,318       1,245,311

Net Assets Available for Benefits               $97,405,111     $93,226,684





The accompanying notes are an integral part of this statement.

                     NI-GAS SAVINGS INVESTMENT PLAN
        STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS



                                                 Year ended December 31
                                                  1994            1993

Net increase in Plan assets from
  investment activities of the NI-Gas
  Savings Investment and Thrift Trust         $ 4,748,127     $ 8,095,806

Contributions:
  Participants                                  3,361,829       3,337,629
  Employer, net of forfeitures of $20,625
    and $6,748, respectively                    1,410,800       1,441,440

Distributions to participants                  (5,424,834)     (5,870,871)

Net transfer from NI-Gas Thrift Plan               82,505         307,218

Net increase                                    4,178,427       7,311,222

Net assets available for benefits at
  beginning of year                            93,226,684      85,915,462

Net assets available for benefits at
  end of year                                 $97,405,111     $93,226,684



The accompanying notes are an integral part of this statement.

                        NI-GAS SAVINGS INVESTMENT PLAN
                         NOTES TO FINANCIAL STATEMENTS


INFORMATION ON THE PLAN

The following description of the NI-Gas Savings Investment Plan (the Plan) provides only general information. Participants should refer to the Plan agreement for more detailed information.

The Plan. The Plan is a defined contribution plan which was established on July 1, 1973 to provide supplemental retirement security to substantially all employees of Northern Illinois Gas Company (Northern Illinois Gas) not represented by a collective bargaining agreement. The funds of the Plan are commingled with the funds of the NI-Gas Thrift Plan and held for safekeeping and investment by the NI-Gas Savings Investment and Thrift Trust (the Trust). The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA).

Plan Administration. Authority to control and manage the operation and administration of the Plan is vested in a committee appointed by the Board of Directors of Northern Illinois Gas. Under the terms of a trust agreement, LaSalle National Trust, N.A. acts as trustee for the Trust and holds the investments of the Plan. Administrative expenses associated with operation of the Plan are paid from the Plan assets.

Contributions. The participant may elect to make either tax-deferred or after-tax contributions, or any combination thereof, by payroll deduction, that are partially matched by Northern Illinois Gas.

Vesting and Forfeitures. The participant's contributions and earnings thereon are fully vested. Northern Illinois Gas' contributions and earnings thereon are vested after the participant's completion of five years of service, the participant's death while employed by Northern Illinois Gas or retirement.

If the participant's interest in Northern Illinois Gas' contributions and earnings thereon is not vested, such interest will be forfeited if the participant's employment with Northern Illinois Gas or an affiliate is terminated and the participant is not reemployed within five years by Northern Illinois Gas or an affiliate. Any amounts forfeited by a participant are applied to reduce the amount of Northern Illinois Gas' contributions under the Plan.

Suspensions and Withdrawals. The participant may suspend contributions by written notification filed with the Plan administration committee. The participant will not cease to be a participant during the suspension period.

The participant may elect, under certain conditions, to withdraw participant contributions and earnings thereon prior to termination of employment. Northern Illinois Gas' matching contributions and earnings thereon will not be distributed until the vested participant's employment has been terminated.

Plan Termination. Northern Illinois Gas expects to continue the Plan indefinitely, but reserves the right to amend or discontinue it at any time subject to the provisions of ERISA. In the event of plan termination, participants will become fully vested in their account balances.

                      NI-GAS SAVINGS INVESTMENT PLAN
                 NOTES TO FINANCIAL STATEMENTS (Continued)


ACCOUNTING POLICIES

Investment Balance. The Plan states its investment in the Trust at the underlying value of the investments of the Trust as follows:

Group annuity contracts are valued at contract value. Contract value represents contributions under the fund plus interest at the various contract rates.

The market value for NICOR Inc. Common Stock is based on the closing price on the New York Stock Exchange.

The market value of the units of the Collective Investment Index Fund, which is a commingled fund invested entirely in common stocks representative of the S&P 500, is determined by Harris Investment Management Inc. based on the underlying value of the investments in the fund.

The European, Australian and Far Eastern Index Fund (EAFE) is a commingled investment fund comprised primarily of common stocks of non-North American companies. Units of the fund are valued monthly on a dollar basis. The underlying securities of the fund are valued on the basis of local currencies. The relationship between the dollar and foreign currencies varies over time. Translating the value of foreign securities from local currency to the dollar can add to or detract from investment results based on the currency relationship.

The DFA 6-10 Institutional Portfolio is a registered investment company fund which invests primarily in a diverse group of common stocks of small capitalization U.S. companies. The market value of the shares of the Portfolio is based on the underlying value of the investments of the Portfolio.

The Equity Index Fund invests entirely in common stocks representative of the S&P 500. The Broad Market Fixed Income Index Fund invests in bonds representative of a broad mix of U.S. Treasury, corporate and mortgage securities having maturities generally between one and 30 years. The Russell 2500 Index Fund invests in common stocks representative of 2,500 domestic companies that are typically smaller than those found in the S&P
500. The market value of the units of these funds is determined by Bankers Trust Company based on the underlying value of the investments in the funds.

Allocation Provisions. The Trust's net investment gain is allocated monthly to the Plan based on the beginning ratio of the Plan's investment balance to total Trust investments.


INCOME TAXES

The Internal Revenue Service has determined and informed Northern Illinois Gas that the Plan is qualified and the Trust established under the Plan is tax exempt under Section 401(a) of the Internal Revenue Code (the Code). The Plan has been amended since receiving the determination letter. However, the Plan's management believes that the Plan is currently designed and being operated in compliance with the requirements of the Code.

                          NI-GAS SAVINGS INVESTMENT PLAN
                    NOTES TO FINANCIAL STATEMENTS (Continued)


NET TRANSFER FROM NI-GAS THRIFT PLAN

If an employee transfers between the Plans, their account balance is transferred into a new account in their current plan. During 1994, a net transfer of $82,505 was made from the NI-Gas Thrift Plan to the NI-Gas Savings Investment Plan.


TRUST FINANCIAL INFORMATION

The following schedules present the Trust's net assets as of December 31, 1994 and 1993, the increase in the Trust net assets derived from investment activities for the years then ended and the Plan's share of each:

                            Net Assets in Trust

                                                       December 31
                                                  1994            1993
Assets

Group Annuity Contracts:
  Aetna Life Insurance Company                $ 23,232,532    $ 22,696,883
  Continental Assurance Company                 20,402,769      25,553,738
  The Hartford Life Insurance Company           19,947,266       8,607,439
  Principal Mutual Life Insurance Company       18,511,925      22,046,457
  New York Life Insurance Company               14,742,236               -
  Great-West Life and Annuity Insurance
   Company                                      13,722,000      21,929,461
  The Prudential Asset Management Company       10,872,113      13,404,162
  Allstate Life Insurance Company               10,480,458               -
  John Hancock Mutual Life Insurance
   Company                                       6,018,384       5,886,902
  Metropolitan Life Insurance Company            4,393,035       9,148,217
  The Travelers                                          -       9,976,777

NICOR Inc., Common Stock                        16,111,714      17,842,848

Index Funds:
  Collective Investment Index Fund              12,280,653      12,308,817
  EAFE Index Fund                                8,033,086       4,981,401
  DFA 6-10 Institutional Portfolio               3,497,493       2,044,489
  Equity Index Fund                              2,401,653       2,237,144
  Broad Market Fixed Income Index Fund           1,951,369       1,819,402
  Russell 2500 Index Fund                          230,723         215,166

Other assets                                     1,825,740       1,742,494

                                               188,655,149     182,441,797
Liabilities

Administrative expense payable                     163,647         241,533

Net assets in Trust                           $188,491,502    $182,200,264

Plan's interest in Trust net assets           $ 98,429,199    $ 94,265,218

                        NI-GAS SAVINGS INVESTMENT PLAN
                   NOTES TO FINANCIAL STATEMENTS (Concluded)


TRUST FINANCIAL INFORMATION (Concluded)

                          Trust Investment Activities

                                                   For the year ended
                                                       December 31
                                                  1994             1993
Investment income:
  Interest                                    $ 10,580,385    $ 11,508,660
  Dividends                                        845,238         699,058
  Net investment gain from common/
    collective trusts                              610,724       2,136,921
  Net investment gain (loss) from a
    registered investment company                  (18,497)        153,795

                                                12,017,850      14,498,434
Net appreciation (depreciation) in
  market value of investments                   (3,746,115)      1,717,901

Administrative expenses                           (361,790)       (420,643)

Increase in Trust net assets
  derived from investment activities          $  7,909,945    $ 15,795,692

Net increase in Plan assets
  from investment activities                  $  4,748,127    $  8,095,806


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